Exhibit 99.2

Merrimack Launches as New, Refocused Research & Clinical Development Company with Resources to Advance Prioritized Lead Pipeline Candidates MM-121, MM-141 and MM-310

Completes Sale of ONIVYDE® and Generic Version of DOXIL® to Ipsen

Merrimack Plans to Return $140 Million to Stockholders through

Special Cash Dividend

To Set Record Date for Payment of Special Cash Dividend in Due Course

CAMBRIDGE, Mass., April 3, 2017 – Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK) today announced that it has commenced operating as a new, refocused research and clinical development company in connection with the completion today of its previously announced transaction with Ipsen S.A. valued at up to $1.025 billion. Under the terms of the agreement, Merrimack sold to Ipsen its first commercial product, ONIVYDE®, including U.S. commercialization rights and its licensing agreement with Shire plc, and its development, license and supply agreement with Actavis for a generic version of doxorubicin hydrochloride (HCI) liposome injection that is marketed in the United States as DOXIL®.

Merrimack received $575 million in cash upon closing and is eligible to receive up to $450 million in additional regulatory approval-based milestone payments. Merrimack will also retain the rights to receive net milestone payments pursuant to its exclusive licensing agreement with Shire plc for the ex-U.S. development and commercialization of ONIVYDE for up to $33 million.

“The completion of this sale marks our first day as a new Merrimack: a refocused research and clinical development company, with a promising pipeline that is poised for continued long-term success and stockholder value creation,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “Today, we have a more sustainable financial structure than at any point in Merrimack’s history, which will allow us to deliver significant cash returns to our stockholders while also funding our long-term corporate objectives and strategies into the second half of 2019. We are also moving forward focused on MM-121, MM-141 and MM-310, our three clinical programs that we believe have the highest probability of success and the highest expected return on investment. The Board of Directors and the management team are confident in the tremendous opportunities for success in our focused pipeline on behalf of cancer patients around the world and as a means to deliver additional value to our stockholders.”

With the completion of the Ipsen transaction, Merrimack is now prioritizing three clinical programs:

•	MM-121 (seribantumab) is a first-in-class fully human monoclonal antibody that binds to the HER3 receptor and targets heregulin positive cancers. Merrimack is currently conducting the Phase 2 randomized SHERLOC study evaluating MM-121 in HRG+ non-small cell lung cancer patients in combination with docetaxel or pemetrexed and plans to initiate another Phase 2 randomized study this year in Her2 negative, hormone receptor, and heregulin positive breast cancer patients.

•	MM-141 (istiratumab) is a bispecific tetravalent antibody and a potent inhibitor of the PI3K/AKT/mTOR pathway by targeting IGF1-R and HER3. Currently, Merrimack is conducting the CARRIE study, a Phase 2 randomized trial evaluating MM-141 in previously untreated metastatic pancreatic cancer patients with high levels of free IGF1 in combination with nab-paclitaxel and gemcitabine.

•	MM-310 is an antibody-directed nanotherapeutic (ADN) that contains a novel prodrug of docetaxel and targets the EphA2 receptor, which is highly expressed in most solid tumor types. MM-310 was designed to improve the therapeutic window of docetaxel in major oncology indications, such as prostate, ovarian, bladder, gastric, pancreatic and lung cancers. A first-in-human Phase 1 study to evaluate safety and preliminary activity of MM-310 was initiated in the first quarter of 2017.

As previously announced, Merrimack intends to use the $575 million upfront payment, net of tax reserves and transaction-related and other costs, to:

•	Invest $125 million to develop Merrimack’s streamlined oncology pipeline such that Merrimack will be able to fund itself into the second half of 2019;

•	Extinguish the $175 million in outstanding Senior Secured Notes due in 2022, plus approximately $20 million of costs associated with the redemption; and

•	Return $140 million to Merrimack’s stockholders through a special cash dividend. The Board of Directors plans to approve the special cash dividend and announce a record date and ex-dividend date in due course.

Advisers

BofA Merrill Lynch and Credit Suisse Securities (USA) LLC are serving as financial advisers to Merrimack and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal adviser.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Our mission is to transform cancer care through the smart design and development of targeted solutions based on the deep understanding of cancer pathways and biological markers. All our product candidates, including three in clinical studies and several others in preclinical development, fit into our strategy of 1) understanding the biological problems we are trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

This release contains forward-looking statements of Merrimack that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this release are forward-looking statements. Forward looking statements can be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Merrimack’s forward-looking statements include, among others, statements about the expected dividend, potential milestone payments and its ability to fund its operations, including continued investment in its research and development pipeline; and Merrimack’s plans to develop and commercialize its clinical stage product candidates and diagnostics. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. Risks and uncertainties include, among other things, whether Merrimack receives payments related to the milestone events under its contract with Shire, when expected or at all, under the asset purchase agreement; risks related to whether Merrimack’s expenses are as predicted; whether Merrimack is able to satisfy the necessary legal tests required to make the anticipated dividend; negative effects of the consummation of the transaction on the market price of Merrimack’s common stock; unknown liabilities; other business effects, including the effects of industry, market, economic, political, or regulatory conditions; and those risk factors discussed in Merrimack’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017, the Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 14, 2017, and its other filings with the SEC. The forward-looking statements in this release represent Merrimack’s views as of the date of this release. Merrimack anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Merrimack’s views as of any date subsequent to the date of this release.

Contacts:

Geoffrey Grande, CFA

617-441-7602

ggrande@merrimack.com